Exhibit (a)(5)(xviii)

LIMITED BRANDS ANNOUNCES PRELIMINARY RESULTS OF “DUTCH
AUCTION” TENDER OFFER AND DECLARES SPECIAL DIVIDEND

Columbus, Ohio (November 23, 2004) - Limited Brands, Inc. (NYSE: LTD) today announced the preliminary results of its modified “Dutch Auction” tender offer to purchase $2 billion of its common stock. The tender offer expired at 12:00 midnight, New York City time, on Monday, November 22, 2004.

Based on a preliminary count by the depositary for the tender offer, 88,339,615 shares of common stock were properly tendered and not withdrawn (including 29,234,753 shares that were tendered through notice of guaranteed delivery) at or below $29.00 per share. The Company preliminarily expects to purchase 68,965,000 shares of common stock at a purchase price of $29.00 per share. The preliminary proration factor for the tender offer is 78%.

Leslie H. Wexner, Chairman and CEO, stated, “This successful recapitalization of our Company will allow us to optimize our capital structure and return $2.5 billion in value to our shareholders. Following the completion of the $2 billion tender offer, we now look forward to distributing an additional $500 million in the form of a special dividend as part of our plan. We continue to be confident in our ability to further grow our business and provide enhanced value to our shareholders.”

The determination of the final purchase price and the final proration factor is subject to confirmation by the depositary of the proper delivery of all shares tendered and not withdrawn. Payment for the shares accepted for purchase, and return of all other shares tendered, will occur promptly after completion of the final purchase price and proration computations.

The Company also declared a $500 million dividend, or approximately $1.23 per share, to shareholders of record on December 22, 2004, payable on January 4, 2005. The precise per share amount of the dividend will be determined and announced when the final purchase price and proration factor in the tender offer are determined.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,835 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,”

Three Limited Parkway   Columbus, Ohio 43230   www.LimitedBrands.com

“anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service the debt we expect to incur in connection with this tender offer, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

# # #

For further information, please contact:
Tom Katzenmeyer
Senior Vice President, Investor, Media and Community Relations
Limited Brands
614-415-7076
www.Limitedbrands.com

Three Limited Parkway   Columbus, Ohio 43230   www.LimitedBrands.com